EXHIBIT 5

                    ROTHGERBER JOHNSON & LYONS LLP
                              SUITE 3000
                           ONE TABOR CENTER
                        1200 SEVENTEENTH STREET
                        DENVER, COLORADO 80202
                            (303) 628-9525



                             March 24, 2000



Global Water Technologies, Inc.
1767 Denver West Blvd.
Golden Colorado 80112

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") which is expected to be filed by Global Water Technologies, Inc. (the "Company") on or about March 24, 2000, with respect to the offer and sale of 30,000,000 shares of the Company's Common Stock, $.00001 par value ("Company Stock"), issuable under the Global Water Technologies, Inc. 1998 Stock Option Plan (the "Plan") as described in the Registration Statement.

     We have examined such records and documents and have made such investigations of law as we have deemed necessary under the circumstances. Based on that examination and investigation, it is our opinion that the shares of Company Stock referred to above will be, when sold in accordance with the Plan and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

     We consent to the use in the Registration Statement of our name and the statement with respect to our firm under the heading of "Interests of Named Experts and Counsel."


                         Sincerely yours,

                         ROTHGERBER JOHNSON & LYONS LLP

                         /s/ ROTHGERBER JOHNSON & LYONS LLP